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CONTRACT PACKER AGREEMENT

This Agreement entered into this 7th day of October, 2013,

BETWEEN:

ALKALINE 88, LLC, whose principal office is located at 7730 E. Greenway Road Street, Suite 203, Scottsdale, Arizona 85260, (hereinafter referred to as **("Company")**

and

WHITE WATER, LLC, whose principal office is located at 2121 W. Willetta Drive, Phoenix, Arizona, 85009 (hereinafter referred to as **"Packer")**.

WHEREAS, **Company** is engaged in the sale of alkaline water products ("Products"); and

WHEREAS, **Company** is in possession of original analytical data, formulations, specifications, confidential and technical know-how required to manufacture its Products, and

WHEREAS, **Packer** asserts it has a bottling plant with the ability to manufacture such Products and agrees to manufacture and pack said Products in accordance with the terms and conditions hereinafter set forth

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. **General Agreement:**

(a) **Packer** hereby agrees to manufacture **Company's** Products in accordance with the specifications which shall be provided by **Company** and to package the products according to the provisions contained in this Agreement that will meet and/or exceed governmental regulations and **Company** hereby agrees to purchase the finished products on the terms and conditions contained in this Agreement.

(b) **Packer** further agrees to fill, label and box the one (1) gallon bottles. **Packer** also agrees to fill and box the three (3) liter bottles. The three (3) liter bottles will not work in **Packer's** equipment and bottles must be labeled before production by **Company.**

(c) In addition thereto, the water produced will be enhanced with minerals and electrolytes, as per **Company's** specifications, through equipment to be provided and installed by **Company,** in areas predetermined by the parties, in **Packer's** facility.

(d) **Packer** agrees to allow **Company** to utilize the facility in its sales efforts by making it available to **Company** and its customers, by appointment, and to maintain the facility in a manner to conform to Health Department Standards.

(e) **Packer** will make the facility available, by appointment, for inspection and audits by third parties including retailers and customer representatives in the presence of a **Packer** employee. Anyone, entering **Packer's** facility, is required to sign in and out.

(f) **Packer** will permit a representative from **Company** to oversee all manufacturing at **Company's** option and expense.

(g) **Company** will train **Packer,** its staff and employees to operate, test and make minor repairs to the specialized alkaline equipment that will be located within **Packer's** facility.

2. **Term:**

(a) Unless sooner terminated as hereinafter provided, this Agreement shall be effective from the date of the execution hereof and shall continue for a period of One (1) years. Thereafter, this Agreement shall automatically renew for a period of One (1) year unless terminated in writing, by either party, no less than ninety (90) days prior to any renewal period due to the complex and unique characteristics of the manufacturing process.

(b) If either party breaches any provision of this Agreement, the non-breaching party may then, submit its intention to terminate this Agreement by giving the breaching party at least thirty (30) days written notice of intention to terminate. Termination will be effective thirty (30) days after delivery of the notice unless (i) the breach is corrected prior to the expiration of the thirty (30) day period, or (ii) the non-terminating party provides written notice of a dispute to be resolved in the manner specified hereinafter. If the corrective action fails to remedy the con-compliance, then this Agreement shall terminate immediately. For the purposes of this paragraph, a material breach of this Agreement includes, but is not limited to, negligence, fraud, misrepresentative or willful misconduct by a party in connection with the terms specified herein. Notwithstanding the foregoing, **Packer's** obligations to manufacture **Company's** product may at **Packer's** discretion be suspended during any time **Company** is in breach of this Agreement for nonpayment.

(c) This Agreement may be deemed terminated automatically by a party, effective as of the date that the other party (i) becomes insolvent, (ii) makes any assignment or arrangement for the benefit of its creditors, (iii) becomes subject to any federal or state receivership, reorganization, insolvency, liquidation or bankruptcy case or proceeding whether it be voluntary or involuntary, or any other marshalling of assets, (iv) becomes subject to attachment, execution or seizure of all or substantially all of its assets, (v) is liquidated or dissolved or its Articles of Incorporation expire or are revoked, (vi)

ceases or voluntarily abandons its business, or (vii) takes any corporate action to authorize any of the actions set forth in clauses 3(c)(i) through and including 3(c)(vi) above, whether or not such date occurs prior to actual notice being received by the non-defaulting party.

(d) Provided **Company** is not in default for nonpayment, upon termination by either party, for any reason, **Company** can remove its equipment, during non-business hours, from **Packer's** premises and place said equipment in another facility so as not to disrupt **Company's** business activities.

(e) The termination of this Agreement shall not prejudice any claim of either party hereto that arises hereunder prior to the effective date of such termination. Upon termination of this Agreement, **Company** will remove all product and raw materials from **Packer's** manufacturing premises within thirty (30) working days.

(f)During the term hereof and/or any extensions thereof and for a period of two (2) years after the termination thereof, neither party or any of its affiliates, will, without first obtaining written approval of the other party, directly or indirectly, solicit or hire any employees or former employees of either party ,or any of its affiliates, who have or had any involvement in the performance of this Agreement.

3. **Materials:**

(a) **Packer** agrees to supply equipment, facility, labor and administration, including a source of reverse osmosis purified water to feed into **Company's** specialized equipment necessary to perform its obligations under this Agreement.

(b) **Company** shall provide the specialized alkaline water equipment required to manufacture the Products and all of the following materials; bottles, caps, labels and boxes.

(c) Company agrees to provide a capper, at **Company's** expense that will achieve capping speeds above forty (40) bottles per minute.

(d) Any equipment purchased by either party shall remain the property of the purchasing entity and the any repairs thereto shall be the responsibility of the entity owning said equipment.

(e) **Company** agrees to concrete/asphalt and cover the dirt area to the south of the dock when funds are available. **Company** reserves the right to select and engage the contractor to perform the required work. **Packer** agrees to pay for the required work and **Company** agrees to reimburse **Packer** at a rate of fifty cents ($.50) per case until such time as the entire amount due is paid in full. If termination occurs

prior to this amount being fully repaid, **Company** shall immediately pay **Packer** the amount owed for the work performed by **Packer.**

(f)**Packer** will maintain all necessary State standard operating licenses and any other required permits, licenses and certifications for the manufacture of the **Company** products. **Packer** will comply with all the laws and regulations to environmental matters, wages and hours, equal opportunity, tax withholding on payrolls, working and sanitary conditions and workers' compensation, if applicable, as well as all other applicable laws, regulations, ordinances and other rules of the Federal State and local authorities, with respect to the maintenance and operation of **Packer's** plant. **Packer** will be indemnified for any impurities caused by the additives introduced into the purified water by **Company**.

(g) The parties hereto agree that **Packer** will apply for any and all required State licenses. **Company** shall pay any fees for any such applications made and any engagement fees with Compliance Designs.

(h) **Packer** agrees to provide **Company** sufficient storage space for its raw materials and finished products as is reasonable and permit the storage of these materials for a period not to exceed two (2) weeks based on warehouse restrictions.

4. **Packaging:** **Packer** is expected and agrees to exercise its best efforts to provide the services, as specified herein, to meet **Company's** needs.

5. **Forecasts and Orders:**

(a) **Company** shall place orders for the entire quantity of its products to be manufactured by **Packer** and notwithstanding anything to the contrary contained in this Agreement. **Packer** agrees to satisfy order requests within three (3) to four (4) days and not more than five (5) days from receipt thereof

(b) The parties agreed that **Company's** anticipated run rate will be three (3) to six (6) truckloads per week. Said run rate could change and is not guaranteed.

(c) Purchase Orders for **Company's** products are to be placed, in writing and upon receipt of a purchase order **Packer** must confirm receipt, in writing, within two (2) business days, from receipt thereof.

(d) **Packer** will supply **Company** with all shipping documents and bills of lading within twenty-four (24) hours as established by **Company.**

(e) At **Company's** request and expense, **Packer** will send a reasonable number of samples of **Company's** products for examination and testing to assure conformity to specification. Any costs incurred for the examination and/or testing shall be done at **Company's** expense

6. **Payment Terms:**

(a) **Company** shall pay to **Packer** One Dollar ($ 1.00) per case, of each size product, so long as **Packer** is not hand capping either product or hand labeling either product and packing Forty plus (40+) bottles per minute. If **Packer** needs to slow the line down to hand cap or hand label, **Packer** will increase the cost of co-packing to One Dollar Fifteen Cents ($ 1.15) per case Between Thirty (30) and Thirty Nine (39) bottles per minute and One Dollar Twenty Five Cents ($ 1.25) per case between Twenty (20) to Twenty Nine (29) bottles per minute and One Dollar Fifty Cents ($ 1.50) per case below Twenty (20) bottles per minute.

(b) It is agreed that for the initial Thirty (30) day period from the date bottling is commenced, no additional charges will be applied for slower production speed.

(c) Payment for all **Company** products produced under the terms of this Agreement by **Packer** shall be paid for by **Company** in US dollars before the product leaves **Packer's** dock. **Packer** will consider credit terms after Sixty (60) days from the date production of **Company's** products begin. If **Company** is unable to accept delivery of its products at the time of completion or shipment **Packer** will invoice **Company** for the full price of the product as if shipment has been made. Payment is due upon receipt of the invoice.

(d) **Packer** will be responsible for any stolen **Company** materials or technology while located on **Packer's** premises. **Packer** will also be responsible for any damage to **Company's** material or technology while in control of **Packer** or their contractors.

(e) Notwithstanding any other provisions of this Agreement or any other agreements between the parties, all payments to be made by either party herein, shall be made free of any set-off and will be promptly remitted to the party entitled to receive the payments hereunder.

8. **Confidential Information:**

(a) The parties hereto agree to keep confidential and shall not publish or otherwise divulge to a third party or use for itself or any third party any confidential information relating to any **Company** product, including, but not limited to, patents, patents pending, technology, specifications, product information, data, marketing information, volume information, information in the products specifications, inventions, processes, know-how, trade secrets, trademarks, customer lists and other information disclosed by the parties to each other or mutually discovered.

(b) **Company** hereby acknowledges that no rights or licenses to any patent or other intellectual property rights respecting **Packer's** confidential information is granted, expressly or impliedly, to **Company** by this Agreement. Likewise, **Packer** hereby acknowledges that no rights or licenses to any patent or other intellectual property rights

respecting **Company's** confidential information is granted, expressly or impliedly to **Packer** by this Agreement.

(c) At the request of **Packer,** at any time during the term of this Agreement, **Company** shall return to **Packer** all tangible property of any kind and all copies thereof, containing any or all of **Packer's** confidential information. Similarly, at the request of **Company** at any time during the term of this Agreement, **Packer** shall return to **Company** all tangible property of any kind, and all copies thereof, containing any and all of **Company's** confidential information.

(d) **Company's** and **Packer's** obligations of confidentiality and non-use hereunder shall survive the expiration or sooner termination of this Agreement for a period of three (3) years.

(f) **Company** shall use any **Packer** Confidential Information received hereunder, solely in connection with the purpose of this Agreement. Any other use of **Packer** Confidential Information is explicitly forbidden.

(g) **Company** shall preserve, in confidence, all **Packer** Confidential Information received hereunder by exercising at least the same degree of care used to restrict disclosure and use of **Company's** own confidential and proprietary information, but at least a reasonable degree of care. All directors, officers, employees, agents, counsel, consultants or advisors of **Company** who are involved with the manufacture **or** sale of **Company** products and/or who receive **Packer** Confidential Information (Collectively, "Representatives") must be subject to confidentiality restrictions that are at least as restrictive as those set forth in this Agreement. **Company** shall refrain from disclosing **Packer** Confidential Information to any third party, or to any affiliates or representatives that are not directly involved with the manufacture and sale of **Company** products without prior written authorization from **Packer.**

(h) **Company** representatives are granted full access to **Packer's** facility twenty-four (24) hours before, during and after a **Company** production run, during normal business hours.. If there is no **Company** product being manufactured at the facility, **Company** is required to give twenty-four (24) hour notice to access **Packer's** facility.

9. <u>Trademarks:</u> All trademarks, trade names, formulae, specifications, processes, trade secrets and the like ("Proprietary Information") owned by either party hereunder, shall, at all times be and remain the sole and exclusive property of the owner and this Agreement shall not in any manner constitute a license to either party to use Proprietary Information or such property of the owner except as otherwise agreed.

10. <u>Representations and Warranties:</u>

(a) **Packer** and **Company** hereby covenant, represent and warrant to each other that:

(i) They are corporations duly organized and validly existing under the laws of the State of Arizona.

(ii) They have all necessary corporate power, authority, capacity and are properly authorized and licensed to enter into this Agreement and its obligations hereunder.

(iii) They have and during the term of this Agreement shall maintain applicable state licenses as required.

11. **General Indemnification:**

(a) **Company** shall indemnify and hold harmless **Packer** from all claims arising out of or resulting from or related to any one or more of the following:

(i) a breach of one or more of the warranties contained in Paragraph 10(a) above: and,

(ii) the transportation, storage, (except when stored on **Packer's** facility) marketing or sale of the products by **Company** or any third party.

(iii) any and all claims or demands by third parties arising out of **Company's** use, manufacture or sale of the products, including, but not limited to claims for patent infringement, claims or demands for injuries due to fraud, misrepresentation, breach of warranty, violation of consumer protection laws, property damages or other claims by persons who allege injuries or property damage as a result of their presence on **Packer's** facility or premises at the invitation of **Company.**

(b) The parties agree to give each other the immediate notice of any charge, suit, action or claim that may be subject to the indemnification obligation set out in Paragraph 11(a) above and allow the each other the reasonable opportunity to investigate such charge, suit, action, proceeding or claim

(c) The indemnification obligations and their respective limitations set forth in this Agreement shall survive the termination or expiration of this Agreement.

12. **Effects of Termination:**

(a) Upon termination or expiry of this Agreement:

(i)All amounts remaining unpaid for the products ordered pursuant to a purchase order and/or released by **Packer** to **Company** as of the date of termination shall become due as normal under the thirty (30) day terms and payable if the agreement is terminated.

(ii) All unused products not used elsewhere by **Packer,** purchased for **Company,** shall be delivered to and paid for by **Company** F.O.B. the plant. Further, **Company** shall immediately pay to **Packer** the applicable price set out in this Agreement for all products already manufactured or released or in the process of being manufactured or released but undelivered to **Company,** as of the termination date. Products shall be delivered to **Company** and **Company** shall make arrangements to receive immediate delivery of such products. **Company** shall pay for the inventory of materials prior to release by **Packer.**

(iii) **Packer** shall deliver to **Company** all unused materials and ingredients provided by **Company** F.O.B. the plant and **Company** shall make arrangements to receive immediate delivery of such materials and ingredients.

(iv) All **Packer** Confidential Information, in tangible form, shall be promptly returned by **Company** to **Packer.** Likewise all **Company** Confidential Information, in tangible form, shall be promptly returned by **Packer** to **Company.**

(v) **Company** shall immediately pay **Packer** for the improvements paid for by **Packer** pursuant to Paragraph 3 (d) above.

14. Notice:

(a) Any notices to be given hereunder shall be in writing and either delivered in person by prepaid registered mail or sent by facsimile transmission to the following address or to such other addresses and/or facsimile numbers as shall be furnished to the other party in writing from time to time.

To **Company**	To **Packer**
Alkaline 88, LLC	**White Water, LLC**
7730 E. Greenway Road, Suite 203	2121 W. Willetta Street
Scottsdale, Arizona 85260	Phoenix, Arizona, 85009
Attention: Steven Nickolas	Attention: Chris White

Any such notice, if delivered personally or sent by facsimile shall be deemed to have been received on the day of delivery or if sent by prepaid registered mail, on the third (3rd) day after such notice is mailed.

15. Assignment: Neither party hereto may assign or transfer this Agreement or any right hereunder without the prior written consent of the other.

16. Force Majeure: Neither party will be responsible or liable to the other party in any manner for failure or delay in performing its obligations under this Agreement, other than the obligations to make payments provided for hereunder, when such failure or delay is due to any cause beyond the reasonable control of the party concerned, including, but not limited to, acts of God, government orders or restrictions, war, threat of war, warlike conditions, hostilities, sanctions, mobilization, blockade, embargo, detention, riot,

revolution, strike or labor dispute, accident, fire, flood or inability to obtain fuel, power, raw materials, labor or transport, provided that upon cessation of such events, such party shall thereupon promptly perform or complete the performance of its obligations.

17. Severability and Governing Law: Each of the provisions of this Agreement shall be enforceable independent of any other provision and independent of any other claim or cause of action. In the event of any dispute, arising under the terms of this Agreement, it is agreed between the parties that jurisdiction shall lie in the State of Arizona and the laws thereof will govern its interpretation, validity and effect of this Agreement without regard to the place of its execution or place of performance.

18. Arbitration of Disputes: Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be determined through arbitration administered by the American Arbitration Association rules and the judgment on the award rendered therein may be entered in any court having jurisdiction thereof. Each party shall initially be responsible for its own attorney fees, costs and expenses of arbitration. The Arbitrator may include, in the award, an assessment of expenses of arbitration and the costs thereof with an award of reasonable attorney fees to the prevailing party.

19. Counterparts: This Agreement may be executed in one or more counterparts for the convenience of the parties. Each executed counterpart shall, for all purposes, be deemed an original but all of which together, constitute, in the aggregate, one and the same instrument. A copy shall have the same force and effect as the original.

20. Waiver of Breach: The failure of either party, at any time, to require the performance of the other of any of the provisions herein shall in no way effect the respective rights of the other party to enforce the same, nor shall the waiver, by party of any breach of any provision hereunder be construed to be a waiver of any succeeding breach or as a waiver or modification of the provisions of this Agreement.

21. Prior Agreement: This Agreement supersedes all other verbal or written agreements between the parties.

22. Entire Agreement This Agreement contains all the understandings between the parties and may not be modified, changed or altered by any premise or written statement by whomsoever made and may only be modified by further written agreement signed by all the parties.

The balance of this page is intentionally left blank to allow for a full signature page.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ALKALINE 88, LLC

By /s/ Steven P. Nickolas

STEVEN P. NICKOLAS
Manager

WHITE WATER, LLC

By /s/ Chris White

CHRIS WHITE
Manager